This Guaranty ("Guaranty") is made and issued by Eastern Utilities Associates ("Guarantor") in favor of Fleet Business Credit Corporation (formerly known as Sanwa Business Credit Corporation and referred to as "FBCC").

WHEREAS, EUA Cogenex Corporation (the "Company") has entered into a letter agreement dated June 7, 1994, (as amended or otherwise modified from time to time, the "Purchase Agreement") with FBCC.

WHEREAS, pursuant to the Purchase Agreement (and as more fully provided therein) FBCC has purchased and may, contemporaneous with this Guaranty, make additional purchases of payments (collectively, the "Assigned Payments") under various demand side management agreements and energy saving and service agreements between the Company and/or its predecessors in interest and various counterparties to such agreements. In connection with such purchases, FBCC receives assignments of rights under such agreements and related agreements and obligor guaranties, in the equipment and systems covered by such agreements, and in the proceeds of all of the foregoing (collectively, the "Purchased Assets").

WHEREAS, the Company is a wholly owned subsidiary of the Guarantor and it is beneficial and valuable to Guarantor for the Company to sell Purchased Assets to FBCC.

WHEREAS, the Company has proposed that FBCC make additional purchases under the Purchase Agreement and it is a condition precedent to FBCC's making such additional purchases of Purchased Assets that the Guarantor shall have executed and delivered this Guaranty.

WHEREAS, Guarantor desires to issue this Guaranty in order to induce FBCC to purchase such additional Purchased Assets from the Company

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:
Guarantor unconditionally guarantee(s) the full and prompt satisfaction and/or performance, whether now or hereafter due or arising, of all duties, obligations, payments and liabilities required of the Company under or with respect to the Purchase Agreement or any Assignments (as defined in the Purchase Agreement), whether direct or indirect, absolute or contingent, and whether owed to FBCC or to counterparties under the agreements (all such obligations being hereinafter collectively called the "Program Obligations").

Upon five (5) days prior written notice from FBCC to the Guarantor (a "Guarantor Notice") following the occurrence and during the continuation of a "Program Obligation Default" as defined below and remaining uncured in accordance with the Program Agreement, the Guarantor will (a) perform, or cause the Company to perform, the Program Obligations. "Program Obligation Default" means: (i) the breach by the Company of any Program Obligation; (ii) the commencement of a case or other proceeding, with out the Company's application or consent, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of the Company's debts, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for all or substantially all of the Company's assets, or any similar action under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding s hall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days, or an order for relief in respect of the Company shall be entered in an involuntary case under the federal bankruptcy laws or any other similar laws now or hereafter in effect; or (iii) the Company commences a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such person or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or shall fail to, or admit in writing its refusal or inability to, pay its debts generally as they become due, or, if its board of directors takes any action to authorize, or in furtherance of, any of the foregoing.

This Guaranty will in all respects be a continuing, absolute and unconditional Guaranty, and will remain in full force and effect (notwithstanding, without limitation, the dissolution of the Guarantor) until all Program Obligations have been fully satisfied, paid and performed.

FBCC may take or defer from taking any or all of the following actions, with or without notice to the Guarantor, without affecting the obligations of the Guarantor under this Guaranty: (i) retain or obtain a security interest in any property or security to secure the Program Obligations, Assigned Payments or any obligation under this Guaranty, (ii) retain or obtain the primary or secondary obligation of any obligor or obligors with respect to any of the Program Obligations or Assigned Payments or any obligation under this Guaranty,
(iii) extend, renew, alter, exchange, release or compromise any Program Obligations, Assigned Payments, or obligations of any obligor with respect to any Program Obligations or Assigned Payments, (iv) release its interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing the Program Obligations, Assigned Payments or any obligation under this Guaranty, and (v) after an uncured Program Obligation Default and FBCC's giving of a Guarantor Notice, resort to the Guarantor for satisfaction and performance of any of the Program Obligations, whether or not FBCC shall have resorted to any property securing the Program Obligations or this Guaranty or s hall have proceeded against any other obligor.

Any amounts received by FBCC on account of the Program Obligations shall be applied toward the payment of such Program Obligations in accordance with the Purchase Agreement, in such order of application, as FBCC may from time to time elect. Guarantor will not be subrogated to any rights of FBCC, and the Guarantor will not exercise any right or remedy against the Company or any property of the Company by reason of Guarantor's performance of this Guaranty, until FBCC has received full satisfaction and performance of all of the Program Obligations.

Except to the extent that Guarantor Notices are specifically required above, Guarantor hereby expressly waives: (i) notice of FBCC's acceptance of this Guaranty, (ii) notice of the existence or creation or non-performance of all or any of the Program Obligations, (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (iv) all diligence in collection or protection of or realization upon any Program Obligations, any Assigned Payments, or any security for or guaranty of any Program Obligations or Assigned Payments. Guarantor acknowledges and agrees that, except for Guarantor Notices as provided above, it will rely upon the Company for information relative to the Program Obligations and the underlying As signed Payments and Contracts.

If any payment applied by FBCC in respect of any Program Obligations is or must be rescinded or returned by FBCC for any reason (including the insolvency, bankruptcy or reorganization of the Company or the Guarantor), such Program Obligations will to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, and this Guaranty will continue to be effective or be reinstated, as the case may be, as to such Program Obligations, all as though such application by FBCC had not been made.

The Guarantor agrees to pay all expenses (including attorneys' fees and legal expenses) paid or incurred by FBCC in endeavoring to cause the performance of the Program Obligations by the Guarantor, or any part thereof, or in enforcing this Guaranty against the Guarantor.

No delay on the part of FBCC in the exercise of any right or remedy will operate as a waiver thereof, and no single or partial exercise by FBCC of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy; nor will any modification or waiver of any of the provisions of this Guaranty be binding upon FBCC except as expressly set forth in a writing duly signed and delivered on behalf of FBCC. No action of FBCC permitted under this Guaranty will in any way affect or impair the rights of FBCC and the obligation of Guarantor under this Guaranty.

FBCC may from time to time, without notice to the Guarantor, assign or transfer any or all of its interest in respect of the Program Obligations and/or any of the assets purchased under the Purchase Agreement; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Program Obligations will be and remain Program Obligations for the purposes of this Guaranty, and each and every immediate and successive assignee or transferee of any interest in respect of the Program Obligations relating to any transferred purchased asset will, to the extent of the interest of such assignee or transferee, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were FBCC.

This Guaranty shall be binding upon the Guarantor and the successors and assigns of the Guarantor. All references herein to the Company and to the Guarantor, respectively, will be deemed to include any successor or successors, whether immediate or remote, to such entity.

Wherever possible each provision of this Guaranty will be interpreted as to be effective and valid under applicable law, but if any provision of this Guaranty is prohibited by or invalid under such law, the provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

This Guaranty may be executed in any number of counterparts, and each such counterpart will be deemed to be an original but all such counterparts will together constitute one and the same Guaranty.

Any notice required to be given under this Guaranty must be given in writing sent either by United States certified first class mail or by a nationally recognized air courier rendering a receipt, and shall be effective upon receipt. Notices shall be sent:

        To Eastern Utilities Associates, at


       Or to such address as such party has designated by notice to FBCC.


This Guaranty has been delivered for acceptance by FBCC in Chicago, Illinois and will be governed by and construed in accordance with the internal laws of the State of Illinois. Guarantor hereby (i) waives any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Guaranty; (ii) irrevocably submits to the jurisdiction of any state or federal court located in Cook County, Illinois, over any action or proceeding to enforce or defend any matter arising from or related to this Guaranty; (iii) irrevocably waives, to the fullest extent Guarantor may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding; (iv) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law; and (v) agrees not to institute any legal action or proceeding against FBCC or any of FBCC's directors, officers, employees, agents or property, concerning any matter arising out of or relating to this Guaranty in any court other than one located in Cook County, Illinois. Nothing in this paragraph will affect or impair, FBCC's right to serve legal process in any manner permitted by law or FBCC's right to bring any action or proceeding against any of Guarantor or its property in the courts of any other jurisdiction.


        SIGNED AND DELIVERED this____ day of 19___.


EASTERN UTILITIES ASSOCIATES


By:
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